UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2008

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-28317	94-3342784
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9405 SW Gemini Drive, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

On August 1, 2008, prior to the initial expiration of the tender offer by L-1 Identity Solutions, Inc. (“L-1”), Digimarc Corporation (“Digimarc”) contributed all of the assets and liabilities related to its digital watermarking business (the “Spin-Off”), together with all of Digimarc’s cash, to DMRC LLC, a Delaware limited liability company and wholly owned subsidiary of Digimarc (“DMRC LLC”), which was subsequently merged with and into DMRC Corporation, a Delaware corporation and wholly owned subsidiary of DMRC LLC (“DMRC Corporation”).  In connection with the Spin-Off, Digimarc entered into a Separation Agreement, dated August 1, 2008, by and among Digimarc, DMRC LLC, DMRC Corporation and, with respect to certain sections, L-1 (the “Separation Agreement”), and a Transition Services Agreement, dated August 1, 2008, by and between Digimarc and DMRC Corporation (the “Transition Services Agreement”).

Separation Agreement

Digimarc, DMRC LLC, DMRC Corporation and, with respect to certain sections, L-1 entered into the Separation Agreement to provide for, upon the terms and subject to the conditions set forth in the Separation Agreement, (1) the transfer of specified assets of Digimarc and its subsidiaries to, and the assumption of specified liabilities of Digimarc and its subsidiaries by, DMRC LLC and its subsidiaries (the “Restructuring”), and (2) the distribution of the interests of DMRC LLC to Digimarc’s stockholders (the “Distribution” and, together with the Restructuring, the “Separation”). Following the merger of DMRC LLC with and into DMRC Corporation, DMRC Corporation succeeded to all of the rights, interests and obligations of DMRC LLC under the Separation Agreement by operation of law.

The Restructuring

        The Restructuring occurred on August 1, 2008.  Pursuant to the Separation Agreement, in connection with the Restructuring, DMRC LLC assumed ownership of all of Digimarc’s assets related to its digital watermarking business, and all of its cash on hand.  Digimarc retained ownership and possession of all other assets. Also in connection with the Restructuring, DMRC LLC assumed all of Digimarc’s liabilities related to its digital watermarking business, including certain liabilities for employee severance obligations.  Digimarc will remain responsible for all other liabilities.

The Distribution

        Pursuant to the Separation Agreement, in connection with the Distribution, each holder of record of Digimarc common stock as of August 1, 2008, the record date selected for the Distribution, became entitled to receive one unit of DMRC LLC for every three and one-half shares of Digimarc common stock held on the record date for the Distribution. Each such unit of DMRC LLC was then converted into one share of DMRC Corporation in connection with the merger of DMRC LLC with and into DMRC Corporation. All of the shares of DMRC Corporation common stock are being held in trust for the benefit of Digimarc stockholders entitled to the Distribution, pending the effectiveness of the Registration Statement on Form 10 filed by DMRC Corporation with the Securities and Exchange Commission.  Following the effectiveness of the Registration Statement on Form 10, shares in DMRC Corporation will be distributed to Digimarc stockholders as of the record date and time on the basis of one share of DMRC Corporation for every three and one-half shares of Digimarc common stock held by the stockholder at that time.  During the period that the trust retains possession of the DMRC Corporation shares, and prior to their distribution, the beneficial interests in such shares will not be certificated or tradable.

Additional Covenants

The Separation Agreement contains a number of additional agreements among Digimarc, DMRC LLC and DMRC Corporation, including:

•                  Employee Matters.    The Separation Agreement provides for DMRC LLC to employ certain former Digimarc employees.  It also provides for the transfer of employment records and the 401(k) plan and separation of the group welfare plans.

•                  Non-Competition.    Each of Digimarc and DMRC LLC agreed, for the next five years, not to own, operate or invest in any business that competes with the digital watermarking business or the secure ID business, as applicable, anywhere the other party operates.

•                  Non-Solicitation.    Each of Digimarc and DMRC LLC agreed, for the next five years, not to hire or attempt to hire any person who is then an employee of the other party, subject to specified exceptions. In addition, each of Digimarc and DMRC LLC agreed, for the next five years, not to solicit or attempt to solicit any customers or suppliers of the other party or interfere with the relationships between the other party and its customers and suppliers.

•                  Tax Matters.    The Separation Agreement provides for division of tax liabilities related to assets and liabilities transferred to DMRC LLC as of the date of transfer and cooperation between the parties with respect to all tax filings and proceedings.

•                  Purchase Price Excess or Shortfall.   If, at the closing of the merger of a subsidiary of L-1 with and into Digimarc (the “Merger”), the aggregate price paid to holders of shares of Digimarc common stock in the tender offer and the merger (1) exceeds $310,000,000, then DMRC Corporation will pay to L-1 a cash amount equal to the excess, or (2) is less than $310,000,000, then Digimarc will pay to DMRC Corporation a cash amount equal to the shortfall.

Mutual Releases; Indemnification

Digimarc and DMRC LLC have agreed to mutually release each other from any and all liabilities owing to them, including in connection with the Spin-Off and Merger, subject to certain exceptions. Digimarc and DMRC LLC have agreed to indemnify and hold harmless each other’s indemnitees from and against losses or claims relating to liabilities retained by such party pursuant to the Separation Agreement; liabilities incurred by the other party’s indemnitees that arise out of the failure of such party promptly discharge such party’s liabilities in accordance with their terms; any breach by such party of any of the agreements related to the Spin-Off or Merger; and the failure by such party to perform in connection with any delayed transfer assets and liabilities. Digimarc will also indemnify DMRC LLC with respect to certain tax matters.

Further Assurances and Additional Covenants

At or prior to the effective time of the Merger (1) DMRC LLC will change its corporate name to “Digimarc Corporation,” (2) Digimarc will change its corporate name, and (3) Digimarc will remove the term “Digimarc” from the names of each of its subsidiaries. In addition, each of Digimarc and DMRC LLC agreed not to use any material showing any affiliation or connection of the other party.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The description of Digimarc’s disposition of the assets related to its digital watermarking business pursuant to the Separation Agreement is set forth above in Item 1.01 and is incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

On June 29, 2008, Digimarc entered into an Amended and Restated Agreement and Plan of Merger (as amended, the “Merger Agreement”) with L-1 and Dolomite Acquisition Co., a wholly-owned subsidiary of L-1 (“Purchaser”), providing for the merger of Purchaser with and into Digimarc. On July 3, 2008, pursuant to the Merger Agreement, Purchaser commenced a cash tender offer to acquire all of the shares of Digimarc’s common stock, par value $0.001 per share, including the associated preferred Stock purchase rights (the “Shares”), for the purchase price of $12.25 per Share in cash, without interest thereon, less any required withholding taxes (the “Offer”), upon the terms and subject to the conditions disclosed in the Amended and Restated Offer to Purchase on Schedule TO filed by L-1 and Purchaser with the Securities and Exchange Commission on July 17, 2008, as amended or supplemented from time to time (the “Offer to Purchase”).

The Offer expired at 12:00 midnight, New York City time, on Friday, August 1, 2008. L-1 announced that, as of that date, approximately 19.8 million Shares (approximately 79.1% of Digimarc’s outstanding Shares) were validly tendered and not withdrawn pursuant to the Offer, and that Purchaser had accepted such Shares for payment. Purchaser also commenced a subsequent offering period for all remaining Shares. During the subsequent offering period, Purchaser announced that Shares will be accepted for payment as they are tendered at $12.25 per share in cash. The subsequent offering period will expire at 5:00 p.m., New York City time, on Friday, August 8, 2008.

In accordance with the Merger Agreement, L-1 designated five representatives to serve on Digimarc’s board of directors, giving L-1 a majority of the board. Three of Digimarc’s current board members will remain on the board until the second-step merger between the companies is completed. All stockholders who do not tender their Shares pursuant during the initial or subsequent offering period (other than stockholders who validly perfect appraisal rights under Delaware law) will receive $12.25 in cash for each Share held at the time of the Merger.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the Merger Agreement, on August 2, 2008, Bruce Davis, William J. Miller, James T. Richardson, Peter W. Smith, Brian Grossi and Bernard Whitney resigned as directors and Digimarc’s Board of Directors appointed Robert V. LaPenta, James DePalma, Doni Fordyce, Mark S. Molina and Vincent A. D’Angelo as directors effective as of August 2, 2008.

Item 8.01 Other Events.

On August 4, 2008, Digimarc issued a press release relating to L-1’s purchase of a majority of its shares of common stock, the Spin-Off of its digital watermarking business and the merger of DMRC LLC with and into DMRC Corporation. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by Digimarc Corporation dated August 4, 2008 (incorporated by reference to Exhibit (a)(22) to the Schedule 14D-9 filed by Digimarc on August 4, 2008).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 6, 2008

		By:	/s/ ROBERT P. CHAMNESS
Robert P. Chamness
Executive Vice President, Chief Legal Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release issued by Digimarc Corporation dated August 4, 2008 (incorporated by reference to Exhibit (a)(22) to the Schedule 14D-9 filed by Digimarc on August 4, 2008).